4.14


                          CONSULTING AGREEMENT BETWEEN

                        INDEPENDENT CONTRACTOR AND CLIENT


WHEREAS, BioGentech, Incorporated, a Nevada Corporation (hereinafter called "CLIENT") intends to contract with William C. Hitchcock, E.A. (independent contractor - hereinafter called "IC") for the performance of certain general accounting, audit support, administrative and tax preparation tasks; and

WHEREAS, IC'S principal place of business is located at the following address: P.O. Box 50068, Irvine, CA 92619-0068;

WHEREAS, CLIENT'S principal place of business is located at the following address:

2445 McCabe Way, Ste. 105, Irvine, CA 92612;


WHEREAS, IC declares that IC is engaged in an independent business and has complied with all federal, state or local laws regarding business permits and licenses that may be required to carry out said business and the tasks to be performed under this agreement;

WHEREAS, IC declared that IC is engaged in the same or similar activities for other clients and that CLIENT is not IC's sole and only client or customer;

THEREFORE, IN CONSIDERATION OF THE FOREGOING REPRESENTATIONS AND THE FOLLOWING TERMS AND CONDITIONS, CLIENT AND IC AGREE:

         1.       CLIENT engages IC to perform the following tasks or services:
                  IC shall provide administrative, and general accounting and tax preparation services to CLIENT, at such times as the parties shall mutually agree.

         2. CLIENT shall pay IC according to the following terms and conditions: IC shall bill CLIENT for time incurred in the performance of this Agreement, at the rate of One Hundred Dollars per hour ($100.00/hr.).

3. IC shall supply all equipment, tools, materials and supplies to accomplish the designated tasks; performance of the work shall be conducted at the premises of CLIENT whenever audit support requirements so dictate. Otherwise, IC shall control the time, and place of performance under this Agreement.



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Consulting Agreement
Independent Contractor/Client
Page two

4. IC retains the sole right to control or direct the manner in which the services described herein are to be performed. Subject to the foregoing, CLIENT retains the right to inspect, to stop work, to prescribe alterations and generally to supervise the work to insure its conformity with that specified in this agreement.

5. No FICA (social security) payroll tax shall be withheld from the payments to IC by CLIENT; similarly, no federal unemployment insurance shall be paid by CLIENT on account of IC, no state or federal income tax shall be withheld from the payments to IC, and neither state disability insurance nor state unemployment insurance shall be withheld or paid by CLIENT on account of IC.

         6. No worker's compensation insurance has been or will be obtained by the CLIENT on account of IC for the tasks to be performed by IC or IC's employees.

         7. IC shall submit invoices to CLIENT in accordance with paragraph 2. As of the date of this Agreement, CLIENT is indebted to IC for services rendered and costs advanced in the amount of Twenty-one thousand five hundred eighty four dollars ($21,584.00), previously invoiced to CLIENT and summarized in the invoice attached hereto as Exhibit "A".

         8. IC's performance under this Agreement commenced with CLIENT's predecessor, and has continued to the present date. This Agreement shall continue in force until December 31, 2004 and may not be terminated earlier except on 60 days prior written notice.

         9. Any dispute between IC and CLIENT concerning the terms and conditions of this agreement shall be submitted to binding arbitration pursuant to the laws of the State of California.

         EXECUTED this 15th day of March, 2004, in the City of Irvine, County of Orange, State of California.

CLIENT:                                      INDEPENDENT CONTRACTOR:

/s/ Chaslav Radovich                         /s/ William C. Hitchcock
-------------------------------              ---------------------------------
Chaslav Radovich, President                  William C. Hitchcock, E.A.
BioGentech, Inc., a Nevada Corporation